Exhibit 99.1

LIFECELL

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS RECORD THIRD QUARTER 2005 RESULTS;
PRODUCT REVENUES UP 62% IN THE QUARTER

BRANCHBURG, NJ, October 26, 2005 -- LifeCell Corporation (NASDAQ: LIFC) today reported financial results for its third quarter ended September 30, 2005. Paul Thomas, President and Chief Executive Officer, will host a conference call today at 10:00 a.m. Eastern to discuss the third quarter 2005 actual results and expected financial performance for full year 2005.

Third Quarter 2005 Results

Total revenues for the third quarter were $24.5 million compared to $15.6 million for the third quarter of 2004. Product revenues for the third quarter were $24.3 million, up 62%, compared to $14.9 million reported for the same period in 2004. The third quarter product revenues include the impact of the product recall announced on October 7, 2005. The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm® Regenerative Tissue Matrix, which increased 76% to $19.3 million in the current quarter compared to $11.0 million in the third quarter of 2004. Orthopedic product revenues, which include Graft Jacket®and AlloCraft™DBM, increased 24% to $2.0 million in the quarter from $1.6 million in the third quarter of 2004. GraftJacket® and AlloCraft™DBM revenues were $1.5 million and $428,000, respectively, compared to $1.1 million and $464,000 in the prior year quarter. Repliform® revenues increased in the quarter to $1.8 million from $1.5 million in the same quarter in 2004.

Operating income for the third quarter of 2005 rose to $3.6 million compared to $1.8 million in the third quarter of 2004. Net income for the third quarter of 2005 was $2.5 million, or $.07 per diluted share, compared to net income of $1.1 million, or $.03 per diluted share, in the third quarter of 2004. Third quarter 2005 operating results were negatively impacted by a pre-tax charge associated with the previously announced write-off of $1.4 million of inventory and a $469,000 reserve for estimated product returns and other expenses associated with the product recall. During September 2005, the Company placed tissue inventory from one tissue recovery organization on hold when internal quality processes raised questions about certain donor documentation. Additionally, the Company commenced a voluntary recall of all product produced from tissue received from the same tissue recovery organization. As previously announced in a press release dated October 17, 2005, the Company concluded that it is unlikely that it will resolve the donor documentation issues, and accordingly it will not distribute any of the inventory that was placed on hold or recovered as part of the recall. During the third quarter of this year, the Company also recognized a non-cash income tax benefit of $185,000 resulting from a change in the projected tax rate that future tax benefits are expected to be recovered or settled.

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Sequentially, product revenues were up $2.0 million, or 9%, compared to the second quarter of 2005. Third quarter operating income was down $1.6 million compared to the second quarter primarily due to the pre-tax charge associated with the $1.4 million inventory write off and the $469,000 reserve for estimated product returns and other expenses associated with the product recall and $677,000 of incremental compensation expense associated with restricted stock awards granted during the quarter.

Year-To-Date 2005 Results

Total revenues for the first nine months of 2005 were $67.1 million compared to $44.5 million for the first nine months of 2004. Product revenues for the first nine months were $66.3 million, up 55% compared to $42.7 million for the first nine months of 2004. AlloDerm® product revenues increased 70% to $51.8 million compared to $30.5 million in the first nine months of 2004. Orthopedic product revenues increased 35% to $5.8 million in the first nine months from $4.3 million in the first nine months of 2004. Repliform® revenues were $5.1 million in the first nine months of 2005 compared to $5.2 million in the same period in 2004.

Operating income for the first nine months of 2005 rose to $12.1 million compared to operating income of $4.9 million in the first nine months of 2004. Net income for the first nine months of 2005 was $8.2 million, or $.25 per diluted share, compared to net income of $3.0 million, or $.10 per diluted share, in the first nine months of 2004. Operating results for the nine months ended September 30, 2005 include a pre-tax charge associated with the $1.4 million write-off of inventory and the $469,000 reserve for estimated product returns and other expenses associated with the product recall and a non-cash income tax benefit of $481,000 resulting from a change in the projected tax rate that future tax benefits are expected to be recovered or settled.

LifeCell’s balance sheet remains strong with $41.4 million of cash and investments and no debt at September 30, 2005. During the first nine months of 2005, the Company generated cash flow from operating activities of $11.6 million, offset by $3.3 million used to acquire capital expenditures and license rights. Additionally, the Company received net proceeds of $6.1 million from the exercise of stock options.

2005 Financial Outlook

Based upon the Company’s operating results for the third quarter of 2005, including the impact of the inventory write-off and product recall, and expectations for the remainder of 2005, the Company now anticipates 2005 total revenues in the range of $92.0 million to $94.0 million with product revenues in the range of $91.0 million to $93.0 million. The product revenue range represents anticipated growth between 55% and 58% compared with 2004 actual results. Revenue mix by market is expected to be approximately 84% reconstructive, 8% orthopedic and 8% urogynecology. Based on the anticipated product revenues, the Company expects operating income in a range of $17.5 million to $18.5 million. Based on this expected level of operating income, the Company anticipates net income for 2005 in the range of $ 11.7 million to $12.3 million, or between $0.35 and $0.36 per diluted share, based on current outstanding shares.

Conference Call

As previously announced, the Company will host a live conference call today at 10:00 a.m. Eastern. The dial-in number for the live call is (800) 810-0924 / domestic or (913) 981-4900 / international. A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information - Investor Relations.  A recording of the live-call will be available through November 2, 2005. The dial-in number to listen to the recording is (888) 203-1112 / domestic or (719) 457-0820 / international. The replay access code is 2476252. The call will be archived on the Company’s website for at least 90 days.

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About LifeCell

LifeCell develops and markets products made from human tissue for use in reconstructive, orthopedic and urogynecologic surgical procedures. The Company's patented technology produces a unique regenerative human tissue matrix -- a complex three-dimensional structure that contains an array of proteins, growth factor binding sites and vascular channels -- that provides a complete template for the regeneration of normal human tissue. LifeCell’s current products include: AlloDerm® for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm suitable for injection; GraftJacket® and GraftJacket® Xpress for orthopedic applications and lower extremity wounds; AlloCraft™DBM, for bone grafting procedures; and Repliform® for urogynecologic surgical procedures. LifeCell markets AlloDerm for plastic reconstructive, general surgical and burn applications through its direct sales organization. The Company’s strategic sales and marketing partners include: Wright Medical Group, Inc. for GraftJacket, Stryker Corporation for AlloCraftDBM, Boston Scientific for Repliform, and BioHorizons for periodontal applications of AlloDerm. The Company's research and development initiatives include programs focused on extending the use of its regenerative tissue matrix products into new surgical applications, leveraging its core technology to other tissues, including non-human tissues and expanding its product line in the rapidly growing biologic market. LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2005 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Form 10-Q report for the quarter ended September 30, 2005. This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as the Company’s outlook for 2005 operating results. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update the information contained in this news release.

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LIFECELL CORPORATION
Financial Highlights
(Unaudited)

StStatement of Operations Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Product revenues	$24,260,000	$14,947,000	$66,276,000	$42,745,000
Research grant revenues	272,000	670,000	823,000	1,728,000
Total revenues	24,532,000	15,617,000	67,099,000	44,473,000

Costs and Expenses:
Cost of products sold	8,551,000	4,444,000	21,286,000	13,071,000
Research and development	3,013,000	2,260,000	7,699,000	5,563,000
General and administrative	3,170,000	1,896,000	8,334,000	5,653,000
Selling and marketing	6,230,000	5,214,000	17,635,000	15,252,000
Total costs and expenses	20,964,000	13,814,000	54,954,000	39,539,000

Income from operations	3,568,000	1,803,000	12,145,000	4,934,000

Interest and other income , net	302,000	52,000	614,000	136,000

Income before income taxes	3,870,000	1,855,000	12,759,000	5,070,000

Income tax provision, net	1,366,000	742,000	4,546,000	2,028,000

Net income	$2,504,000	$1,113,000	$8,213,000	$3,042,000

Net income per common share:
Basic	$0.08	$0.04	$0.27	$0.11
Diluted	$0.07	$0.03	$0.25	$0.10
Shares used in computing net income per common share:
Basic	31,720,000	28,448,000	30,459,000	27,191,000
Diluted	33,734,000	32,042,000	33,163,000	31,753,000

Selected Balance Sheet Data:	September 30,	December 31,
	2005	2004
Cash, cash equivalents and investments	$41,445,000	$27,086,000
Receivables, net of allowance	12,821,000	9,240,000
Inventories	11,641,000	8,895,000
Accounts payable & accrued liabilities	12,017,000	8,429,000
Working capital	63,596,000	38,911,000
Total assets	97,766,000	72,093,000
Total debt obligations	-	-
Total stockholders’ equity	85,543,000	63,448,000

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